Exhibit 99.1

Media Contacts:	FOR IMMEDIATE RELEASE
Beth Copeland, First Indiana Corporation 317-269-1395, bethcopeland@firstindiana.com

First Indiana Corporation Elects New Director
REI Investments President Michael W. Wells joins board at April 18 meeting

INDIANAPOLIS (April 18, 2007) — First Indiana Corporation shareholders today elected Michael W. Wells as a director of the corporation, effective with the board’s April 18 meeting. He will also serve as a director of the corporation’s main subsidiary, First Indiana Bank.

Wells serves as president of Carmel, Ind.-based REI Investments, Inc., and as manager for REI Real Estate Services, LLC. Over the past 25 years he has been involved in a significant number of Indianapolis-area real estate projects including Circle Centre Mall, the North American Headquarters for Thomson Consumer Electronics, Emmis Communications Headquarters and the Indianapolis Marriott Downtown.

In addition to these development activities, Wells manages the portfolio of real estate investments owned by REI Real Estate Services, LLC and REI Real Estate Partnership. These investments are represented by more than 25 separate assets including office buildings such as 300 North Meridian in downtown Indianapolis, retail and office spaces in Carmel and hotel properties in Carmel, Louisville, Austin, Texas, and Miramar, Fla.

Prior to his career with REI, Wells was a practicing attorney in Indianapolis specializing in the real estate and tax-exempt financing area. He graduated Magna Cum Laude from Indiana University School of Law-Indianapolis and received a bachelor’s degree from Purdue University in Interdisciplinary Engineering.

Wells is an active member of the community. He serves as a board member of the Indianapolis Airport Authority, Indy Partnership, Indianapolis Zoo, YMCA of Greater Indianapolis, Indiana Chamber of Commerce, and the Building Owners and Managers Association. He also serves as chairman of the Indiana Recreational Development Commission. In addition, Wells is the senior vice president for the Boy Scouts, a member of the Indianapolis and Indiana Bar Association and an alumnus of the Stanley K. Lacy Leadership program.

About First Indiana

First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com.

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